Exhibit 99.2

Amendment to the Diligent Board Member Services, Inc. 2013 Incentive Plan

AMENDMENT NO. 1

TO

DILIGENT BOARD MEMBER SERVICES, INC.

2013 INCENTIVE PLAN

Effective as of April 28, 2015

WHEREAS, Diligent Board Member Services, Inc. (the “Company”) sponsors and maintains the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “Plan”),

WHEREAS, the Company reserved 8,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Plan;

WHEREAS, Section 7 of the Plan reserves to the Company’s Board of Directors (the “Board”), or the Compensation Committee of the Board, the right to amend the Plan at any time and from time to time, subject to any requisite stockholder approval;

WHEREAS, the Company’s Board previously approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 8,500,000 to 15,500,000 shares; and

WHEREAS, the Company’s stockholders have approved such amendment by the requisite vote.

NOW, THEREFORE, effective as of the date hereof, Section 4(a) of the Plan is hereby amended and restated in its entirety, to read as follows:

“(a) Shares Available.  Subject to adjustment as provided in Section 4(c), the maximum number of Shares that may be issued under the Plan shall be 15,500,000, all of which may be issued in respect of Incentive Stock Options.  In the event that any outstanding Award expires, is cancelled or otherwise terminated, any rights to acquire Shares allocable to the unexercised or unvested portion of such Award shall again be available for the purposes of the Plan.  In the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, such Shares shall again be available for the purposes of the Plan.”

Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.

[Certification Page Follows]

The undersigned officer hereby certifies that the foregoing amendment to the Plan was duly adopted and approved by the Board on February 27, 2015, and approved and adopted by the requisite vote of the Company’s stockholders effective as of the date first written above.

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Thomas N. Tartaro
Name:	Thomas N. Tartaro
Title:	General Counsel, Corporate Secretary and Executive Vice President

[Certification of Amendment No. 1 to Diligent Board Member Services, Inc. 2013 Incentive Plan]